EXHIBIT 3.03

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

DISCOVER SCREENS, INC.

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DISCOVER SCREENS, INC., a Florida corporation (the “Corporation”), hereby certifies as follows:

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article IV in its entirety and by substituting, in lieu thereof, the following:

“ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of stock authorized to be issued by this corporation shall be 300,000,000 shares of common stock, each with a par value of $0.001 (“Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the Corporation upon liquidation or dissolution.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any Series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. No share of Preferred Stock that is redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein or by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided herein, in any such resolution or resolutions, or by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the laws of Florida. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided by law, by these Articles of Incorporation, or by written contracts, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Articles of Incorporation.”

2. The foregoing amendment shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

3. The amendments recited in Section 1. above have been duly adopted in accordance with the provisions of §607.0821, .0704, .1003 and .1006, Florida Statutes, the shareholders and directors of the corporation having executed a written statement, dated April 20, 2007, manifesting their intention that the amendment be adopted.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its Chief Executive Officer and President this 20th day of April, 2007.

DISCOVER SCREENS, INC.

By:	/s/ Robin Hoover Robin Hoover, Chief Executive Officer

By:	/s/ Robert Blank Robert Blank, President